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                                                               January 18, 1996



FFB Funds Trust
237 Park Avenue
New York, NY 10017

Dear Sirs:


         We refer to the Rule 24f-2 Notice (the "Rule 24f-2 Notice"), with respect to Post-Effective Amendment No. 22 (the "Post-Effective Amendment") to the Registration Statement on Form N-1A relating to the shares of beneficial interest, par value $.001 per share, of the FFB U.S. Government Income Fund, a series under the FFB Funds Trust, a Massachusetts business trust (the "Fund"). The Post-Effective Amendment registered an indefinite number of shares of beneficial interest of the Fund pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended. The Rule 24f-2 Notice makes definite the number of shares of beneficial interest of the Fund sold during the Fund's fiscal period ended November 20, 1995 that were so registered under the Post-Effective Amendment.

         We have examined and relied upon copies of the Post- Effective Amendment and the Rule 24f-2 Notice and have examined and relied upon originals, or copies certified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

         Based on the foregoing, we are of the opinion that the
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FFB Funds Trust
January 18, 1996
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shares of beneficial interest of the Fund, the registration of which the Rule
24f-2 Notice makes definite in number, were duly authorized, legally issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion in connection with the filing of the Rule 24f-2 Notice. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                  Very truly yours,